Exhibit 5.1
July 28, 2006
MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, NY 10005
Dear Ladies and Gentlemen:
We are acting as counsel to MarketAxess Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of up to 6,670,000 shares of common stock, par value $0.003 per share, of the Company (the “Shares”) that may to be issued by the Company pursuant to the Company’s 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) (the “Plan”). The Shares are to be issued by the Company upon grant, vesting or the exercise of certain stock-based awards (the “Awards”) granted and to be granted pursuant to the Plan.
As such counsel, we have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption of the Plan. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.
Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, when and to the extent issued upon grant, exercise or vesting of the Awards in accordance with the terms of the Plan, as applicable, including payment of the applicable exercise price therefor, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.
This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Awards or the Shares.
Very truly yours,
/s/ PROSKAUER ROSE LLP
PROSKAUER ROSE LLP